Exhibit 4.2
THIRD AMENDMENT TO RIGHTS AGREEMENT
     THIRD AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of February 28, 2006, to the Rights Agreement, dated as of February 29, 1996, between BRISTOW GROUP INC. (formerly known as Offshore Logistics, Inc.), a Delaware corporation (the “Company”) and MELLON INVESTOR SERVICES LLC (formerly known as Chemical Mellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as Rights Agent (the “Rights Agent”), as amended by the First Amendment to Rights Agreement, dated as of May 6, 1997, and the Second Amendment to Rights Agreement, dated as of January 10, 2003 (as so amended, the “Rights Agreement”). Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.
     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;
     WHEREAS, pursuant to Section 7(a) of the Rights Agreement, the Rights shall expire at the close of business on February 28, 2006, unless such Final Expiration Date is extended; and
     WHEREAS, on February 25, 2006, the Board of Directors of the Company (a) unanimously determined that it is necessary and desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement to extend the Final Expiration Date of the Rights until the close of business on February 28, 2009; and (b) duly authorized the execution and delivery of this Amendment.
     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:
     1. Section 1(d) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or the state in which the principal office of the Rights Agent is located are authorized or obligated by law or executive order to close.
     2. Section 2 of the Rights Agreement is hereby amended by adding the following sentence to the end of such section:
The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agents.
     3. Section 3(a) of the Rights Agreement is hereby modified by adding the following to the end of such section:

As soon as practicable after the Distribution Date, the Company shall notify the Rights Agent in writing of the occurrence of the Distribution Date in accordance with the provisions of Section 26 hereof.
     4. Section 5 of the Rights Agreement is amended by deleting the reference to “principal office” in such section and replacing such reference by “office designated for such purposes.”
     5. Section 6 of the Rights Agreement is amended by deleting the reference to “the principal office of the Rights Agent” in such section and replacing such reference by “the office of the Rights Agent designated for such purposes” and by adding the following sentence to the end of the first paragraph of such section:
The Rights Agent shall have no obligation to deliver any Rights Certificate or Rights Certificates pursuant to this Agreement if the Company has required the payment by a Rights holder of applicable taxes and/or governmental charges unless and until the Rights Agent is satisfied that all such taxes and/or governmental charges have been paid.
     6. Section 7(a) of the Rights Agreement is hereby amended by deleting the reference to “2006” in sub-section (i) thereof and replacing such reference with “2009” and by deleting the reference to “the principal office of the Rights Agent” in such section and replacing such reference by “the office of the Rights Agent designated for such purposes.”
     7. Section 12 of the Rights Agreement is hereby amended by adding the following sentence to the end of such section:
The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement contained therein and shall have no liability with respect to and shall not be deemed to have knowledge of such adjustment or event unless and until it shall have received such certificate.
     8. Section 14 of the Rights Agreement is hereby amended by adding the following subsection to the end of such section:
(d) Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of immediately available funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.
     9. Section 18 of the Rights Agreement is hereby amended by deleting the first paragraph of such section in its entirety and replacing such paragraph with the following:
The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability or expense (including without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. This indemnification shall survive the termination of this Agreement, the exercise of or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.
     10. Section 19 of the Rights Agreement is hereby amended by deleting each reference to “corporation” in such section and replacing such reference with “Person.”
     11. Section 20 of the Rights Agreement is modified, amended and restated in its entirety as follows:
     Duties of Rights Agent. The Rights Agent undertakes and agrees to perform the duties and obligations expressly imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:
(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken, suffered or omitted to be taken by it without bad faith and in accordance with such advice or opinion.
(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person or any Affiliate or Associate of an Acquiring Person or the determination of Current Market Price) be proved or established by the Company prior to taking, suffering or omitting any action hereunder, such fact or matter (unless other evidence in respect thereof be specifically prescribed in this Agreement) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, the Chief Executive Officer, any Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full and complete authorization to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it under this Agreement in reliance upon such certificate.
(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent.
(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.
(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery of this Agreement (except the due execution and delivery of this Agreement by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any change in the transferability or exercisability of the Rights or any change or adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, 11, 13, 23 or 24 or in any other provision of this Agreement or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice of any change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of preferred stock, Common Stock or other securities to be issued pursuant to this Agreement or any

Rights Certificate or as to whether any shares of preferred stock, Common Stock or other securities will, when issued, be validly authorized and issued, fully paid and nonassessable.
(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performance by the Rights Agent of its duties and obligations under this Agreement.
(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties and obligations under this Agreement, and the Rights Agent shall not be liable for or in respect of any action taken, suffered or omitted by it in accordance with such instructions or for any delay in acting while waiting for such instructions. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received from any such officer of the Company. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted by the Rights Agent under this Agreement and the date (which date shall not be less than ten Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) on and/or after which such action shall be taken or suffered or such omission shall be effective unless the Rights Agent has been otherwise directed. The Rights Agent shall not be liable for any action taken or suffered by, or omission of, the Rights Agent in accordance with such proposal included in any such application on or after (as the case may be) the date specified in such application unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions from the Company in response to such application specifying the action to be taken, suffered or omitted.
(h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though the Rights Agent were not serving as such under this Agreement. Nothing in this Agreement shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).
(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights hereunder if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent.
     12. Section 21 of the Rights Agreement is hereby amended by deleting the reference to “corporation” in such section and replacing such reference with “Person.”
     13. Section 26 of the Rights Agreement is hereby amended by deleting the address of the Rights Agent in such section and replacing such address by the following:
Mellon Investor Services LLC
600 N Pearl Street, Suite 1010
Dallas, TX 75201
Attention: Relationship Manager
with a copy to:
Mellon Investor Services LLC
Newport Office Center VII
480 Washington Blvd.
Jersey City, New Jersey 07310
Attention: General Counsel
     14. Section 27 of the Rights Agreement is hereby amended by adding the following to the end of such section:
Notwithstanding anything contained in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that adversely affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement.

     15. Section 31 of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:
     Governing Law. This Agreement and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within such State.
     16. The caption to Exhibit B to the Rights Agreement is hereby amended by deleting the reference to “2006” occurring immediately after the words “NOT EXERCISABLE AFTER FEBRUARY 28,” and replacing such reference with “2009” and by deleting each reference to “the principal office of the Rights Agent” in such section and replacing such reference by “the office of the Rights Agent designated for such purposes.”
     17. The second sentence of the fourth paragraph of Exhibit C to the Rights Agreement is hereby amended by deleting the reference to “2006” occurring immediately after the words “The rights will expire on February 28,” and replacing such reference with “2009.”
     18. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and provisions of the Rights Agreement.
     19. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within such State.
     20. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
     21. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Exhibit 4.2

Attest:			BRISTOW GROUP INC.

By:	/s/	Marilyn Kowalski	By:	/s/ Joseph A. Baj

		Name: Marilyn Kowalski		Name: Joseph A. Baj
		Title: Executive Assistant		Title: Vice President, Treasurer and Secretary

MELLON INVESTOR SERVICES LLC,
(as Rights Agent)

			By:	/s/ Deanna Akin

Name: Deanna Akin
Title: Client Relationship Executive